Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	71-0205415 (I.R.S. Employer Identification Number)
10000 Energy Drive Spring, Texas 77389 (832) 796-1000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Southwestern Energy Company 2013 Incentive Plan, as amended

(Full Title of the Plan)

John C. Ale

Senior Vice President, General Counsel and Secretary

10000 Energy Drive

Spring, Texas 77389

(832) 796-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Ryan J. Maierson

John M. Greer

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

(713) 546-5400

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(1)	Proposed Maximum Offering price per share(2)	Proposed Maximum Aggregate offering price(2)	Amount of registration fee(2)
Common Stock, $0.01 par value per share	18,850,000	$5.92	$111,592,000.00	$12,933.51

(1)     Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Southwestern Energy Company (the “Company”) common stock, par value $0.01 per share (the “Common Stock”) that become issuable under the Southwestern Energy Company 2013 Incentive Plan, as amended May 23, 2017 (the “Plan”) as a result of stock splits, stock dividends, recapitalization or similar adjustments of the outstanding shares of Common Stock of the Company.

(2)    Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low prices of a share of Common Stock of the Company as reported on the New York Stock Exchange on June 28, 2017.

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 (“Registration Statement”) is being filed by Southwestern Energy Company (the “Company”) for the purpose of registering an additional 18,850,000 shares of common stock for issuance under the Southwestern Energy Company 2013 Incentive Plan, as amended from time to time (the “Plan”). Pursuant to General Instruction E to Form S-8, the contents of the Company's Form S-8 Registration Statements previously filed with the Securities and Exchange Commission (the “Commission”) on May 22, 2013 (File No. 333-188744) and May 23, 2016 (File No. 333-211546) are herein incorporated by reference.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which have been filed (or will be filed) by the Company with the Commission are incorporated by reference in this Registration Statement:

(1)                 Southwestern Energy Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as filed with the Commission on February 23, 2017, and Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2017, as filed with the Commission on April 27, 2017;

(2)                 Southwestern Energy Company’s Current Reports on Form 8-K and Amended Current Reports on Form 8-K/A filed with the Commission on April 27, 2017, May 30, 2017, June 8, 2017 and June 12, 2017;

(3)                 The description of the Company’s company stock contained in the Registration Statement on Form 8-A dated October 23, 1981, as amended by Amendment No. 1 filed with the Company’s Current Report on Form 8-K dated July 8, 1993 and Amendment No. 2 filed with the Company’s Current Report on Form 8-K/A dated August 3, 2006; and

(4)                 All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report.

In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate any information provided in these documents that is furnished (rather than filed) or is otherwise not deemed to be filed under applicable Commission rules.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Under Article SEVENTH of Southwestern Energy Company’s certificate of incorporation, Southwestern Energy Company will indemnify its directors and officers to the fullest extent authorized or permitted by law, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of Southwestern Energy Company and shall inure to the benefit of his or her heirs, executors and personal and legal representatives.

Southwestern Energy Company maintains directors’ and officers’ reimbursement and liability insurance pursuant to standard form policies. The risks covered by such policies include certain liabilities under the securities laws.

Section 4 of the Plan provides that, in addition to any other applicable provisions for indemnification, no member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company. (Capitalized terms as defined in the Plan.)

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

3.1        Amended and Restated Certificate of Incorporation of Southwestern Energy Company

3.2        Amended and Restated Bylaws of Southwestern Energy Company, as amended on November 9, 2015

4.1        Southwestern Energy Company 2013 Incentive Plan

4.2        First Amendment to Southwestern Energy Company 2013 Incentive Plan

4.3        Second Amendment to Southwestern Energy Company 2013 Incentive Plan

4.4        Form of Specimen Certificate Representing Common Stock

5.1        Opinion of Latham & Watkins LLP

23.1      Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2      Consent of Netherland Sewell and Associates, Inc.

23.3      Consent of Latham & Watkins LLP

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Act of 1934), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Southwestern Energy Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spring, State of Texas, on this 30th day of June, 2017.

SOUTHWESTERN ENERGY COMPANY

By:	/s/ John C. Ale
John C. Ale
Senior Vice President, General Counsel and Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Way and John C. Ale, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to file and sign any and all amendments, including post-effective amendments and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, to this registration statement, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant in the capacities and on the 30th day of June, 2017.

Signature	Title

/s/ William J. Way	President, Chief Executive Officer and Director
William J. Way	(Principal Executive Officer)

/s/ Jennifer Stewart	Senior Vice President and Chief Financial Officer - Interim
Jennifer Stewart	(Principal Financial Officer)

/s/ Colin O’Beirne	Vice President, Controller
Colin O’Beirne	(Principal Accounting Officer)

/s/ John D. Gass	Director
John D. Gass

/s/ Catherine A. Kehr	Director, Chairman of the Board of Directors
Catherine A. Kehr

/s/ Greg D. Kerley	Director
Greg D. Kerley

/s/ Jon A. Marshall	Director
Jon A. Marshall

/s/ Elliot Pew	Director
Elliot Pew

/s/ Terry W. Rathert	Director
Terry W. Rathert

/s/ Alan H. Stevens	Director
Alan H. Stevens

EXHIBIT INDEX

Exhibit No.	Description
3.1

Amended and Restated Certificate of Incorporation of Southwestern Energy Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed May 24, 2010 (File No. 1-08246))

3.2

Amended and Restated Bylaws of Southwestern Energy Company, as amended on November 9, 2015 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed November 13, 2015 (File No. 1-08246))

4.1	Southwestern Energy Company 2013 Incentive Plan (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 filed May 22, 2013 (File No. 333-184885)
4.2	First Amendment to Southwestern Energy Company 2013 Incentive Plan (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed May 20, 2016 (File No. 1-08246))
4.3	Second Amendment to Southwestern Energy Company 2013 Incentive Plan (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed May 30, 2017 (File No. 1-08246))
4.4	Form of Specimen Certificate Representing Common Stock (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K dated August 3, 2006 (File No. 1-08246))
5.1*	Opinion of Latham & Watkins LLP
23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
23.2*	Consent of Netherland Sewell and Associates, Inc.
23.3*	Consent of Latham & Watkins LLP
24.1*	Powers of Attorney (included in the signature page to this Registration Statement)

___________

* Filed herewith.